UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2020

Uniti Group Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-36708	46-5230630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10802 Executive Center Drive Benton Building Suite 300 Little Rock, Arkansas	72211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (501) 850-0820

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	UNIT	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Indenture

On February 10, 2020, Uniti Group LP, Uniti Fiber Holdings Inc., Uniti Group Finance 2019 Inc. and CSL Capital, LLC (together, the “Issuers”), each a subsidiary of Uniti Group Inc. (the “Company”), completed a private offering of $2.250 billion aggregate principal amount of the Issuers’ 7.875% Senior Secured Notes due 2025 (the “Notes”). The Issuers used the net proceeds from the offering to repay all $2.05 billion of outstanding borrowings under the Company’s term loan facility and $156.7 million of outstanding borrowings under the Company’s revolving credit facility (and terminated related revolving commitments in an amount equal to $157.6 million).

The Notes were issued at an issue price of 100% of their principal amount, pursuant to an Indenture, dated as of February 10, 2020 (the “Indenture”), among the Issuers, the guarantors named therein (collectively, the “Guarantors”) and Deutsche Bank Trust Company Americas, as trustee (in such capacity, the “Trustee”) and as collateral agent. The Notes mature on February 15, 2025 and bear interest at a rate of 7.875% per year. Interest on the Notes is payable on February 15 and August 15 of each year, beginning on August 15, 2020.

The Issuers may redeem the Notes, in whole or in part, at any time prior to February 15, 2022 at a redemption price equal to 100% of the principal amount of the Notes redeemed plus accrued and unpaid interest on the Notes, if any, to, but not including the redemption date, plus an applicable “make whole” premium described in the Indenture. Thereafter, the Issuers may redeem the Notes in whole or in part, at the redemption prices set forth in the Indenture. In addition, at any time on or prior to February 15, 2020, up to 40% of the aggregate principal amount of the Notes may be redeemed with the net cash proceeds of certain equity offerings, at a redemption price of 107.875% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the redemption date; provided that at least 60% of aggregate principal amount of the originally issued Notes remains outstanding. In addition, if on any date prior to February 15, 2022, (i) the plan of reorganization for each of Windstream Holdings, Inc. (“Windstream Holdings” and together with its subsidiaries, “Windstream”) and Windstream Services, LLC (in each case, or any successor thereto) has become effective and, on or after such date, (ii) the Company’s consolidated net leverage ratio at such time is no greater than 5.75 to 1.0, determined on a pro forma basis for, among other things, the confirmed plan of reorganization and no Default or Event of Default (each as defined in the indenture) has occurred and is continuing, the Issuers may redeem up to 40% of the aggregate principal amount of the Notes at a redemption price equal to 107.875% of the principal amount, plus accrued and unpaid interest, if any, to, but excluding, the redemption date; provided that at least 60% of the aggregate principal amount of the originally issued Notes remains outstanding after each such redemption. Further, if certain changes of control of Uniti Group LP occur, holders of the Notes will have the right to require the Issuers to offer to repurchase their Notes at 101% of their principal amount plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

The Notes are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the Company and on a senior secured basis by each of Uniti Group LP’s existing and future domestic restricted subsidiaries (other than the Issuers) that guarantees indebtedness under the Company’s senior secured credit facilities (the “Subsidiary Guarantors”). In addition, the Issuers will use commercially reasonable efforts to obtain necessary regulatory approval to allow certain non-guarantor subsidiaries of the Company to guarantee the Notes, including by making filings to obtain such approval within 60 days of the issuance of the Notes. The guarantees are subject to release under specified circumstances, including certain circumstances in which such guarantees may be automatically released without the consent of the holders of the Notes.

The Notes and the related guarantees are the Issuers’ and the Subsidiary Guarantors’ senior secured obligations and the Company’s senior unsecured obligations and rank equal in right of payment with all of the Issuers’ and the Guarantors’ existing and future senior unsubordinated obligations; effectively senior to all unsecured indebtedness of the Issuers and the Subsidiary Guarantors, including the Company’s existing senior unsecured notes, to the extent of the value of the collateral securing the Notes; effectively equal with all of the Issuers’ and the Subsidiary Guarantors’ existing and future indebtedness that is secured by first-priority liens on the collateral (including indebtedness under the Company’s senior secured credit facilities and existing secured notes); senior in right of payment to any of the Issuers’ and Subsidiary Guarantors’ future subordinated indebtedness; and structurally subordinated to all existing and future liabilities (including trade payables) of the Company’s subsidiaries (other than the Issuers) that do not guarantee the Notes. The Notes and the related guarantees will also be effectively subordinated to any existing or future indebtedness that is secured by liens on assets that do not constitute a part of the collateral securing the Notes to the extent of the value of such assets.

The Notes and the related guarantees will be secured by liens on substantially all of the assets of the Issuers and the Subsidiary Guarantors, which assets also ratably secure obligations under the Company’s existing secured notes and senior secured credit facilities, in each case, subject to certain exceptions and permitted liens. The collateral will not include real property (below a specified threshold of value), but will include certain fixtures and other equipment as well as cash that we receive pursuant to our long-term exclusive triple-net lease with Windstream Holdings (the “Master Lease”).

The Indenture contains customary high yield covenants limiting the ability of Uniti Group LP and its restricted subsidiaries to: incur or guarantee additional indebtedness; incur or guarantee secured indebtedness; pay dividends or distributions on, or redeem or repurchase, capital stock; make certain investments or other restricted payments; sell assets; enter into transactions with affiliates; merge or consolidate or sell all or substantially all of their assets; and create restrictions on the ability of the Issuers and their restricted subsidiaries to pay dividends or other amounts to the Issuers. These covenants are subject to a number of important and significant limitations, qualifications and exceptions. The Indenture also contains customary events of default.

The foregoing description is qualified in its entirety by reference to the Indenture and the form of Note, which are filed herewith as Exhibits 4.1 and 4.2, respectively, and incorporated herein by reference.

Credit Agreement Amendment and Limited Waiver

In connection with the offering of the Notes described above, the Company amended and received a limited waiver (collectively, the “Amendment”) from its lenders under the credit agreement, dated as of April 24, 2015 (as amended from time to time prior to the date hereof, the “Credit Agreement”) among Uniti Group LP, Bank of America, N.A., as administrative agent, collateral agent, swing line lender and an L/C issuer, certain other lenders named therein and certain other parties thereto, to waive a potential event of default that would arise if the Company received a going concern opinion from the Company’s auditors in connection with its 2019 audited financial statements. The Company’s audit is ongoing, but in light of the uncertainty regarding Windstream and the Master Lease, unless there is a favorable resolution of such matters prior to the delivery of such audit report, the Company expects that its audit opinion with respect to its financial statements for the year ended December 31, 2019 will express such doubt as it did for the year ended December 31, 2018.

Pursuant to the Amendment, in addition to the restrictions imposed by Amendment No. 4 to the Company’s senior secured credit facilities, which will remain effective during the pendency of Windstream’s bankruptcy and until certain other conditions are met, the Company’s ability under the credit agreement to incur indebtedness of non-guarantors will be further limited. The Amendment also increased the interest rate on the Company’s revolving facility by 100 bps for each applicable rate. As amended, borrowings under the revolving credit facility bear interest at a rate equal to either a base rate plus an applicable margin ranging from 3.75% to 4.25% or a eurodollar rate plus an applicable margin ranging from 4.75% to 5.25%, in each case, calculated in a customary manner and determined based on the Company’s consolidated secured leverage ratio. In connection with the Amendment, the Company used the proceeds of the offering of the Notes to prepay all $2.05 billion of outstanding term loans under its senior secured credit facilities and approximately $156.7 million of revolving loans and terminated related revolving commitments in an amount equal to $157.6 million. The Company also paid a fee to consenting lenders of 0.25% of the revolving commitment of each consenting lender after giving effect to such termination.

The foregoing description is qualified in its entirety by reference to the Amendment, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
4.1	Indenture dated as of February 10, 2020 among Uniti Group LP, Uniti Fiber Holdings Inc., Uniti Group Finance 2019 Inc., CSL Capital, LLC, the guarantors named therein, and Deutsche Bank Trust Company Americas, as trustee and collateral agent, governing the 7.875% Senior Secured Notes due 2025.

4.2	Form of 7.875% Senior Secured Notes due 2025 (included in Exhibit 4.1 above).

10.1	Amendment No. 6 to the Credit Agreement, dated as of February 10, 2020, among Uniti Group LP, Uniti Group Finance Inc. and CSL Capital LLC, as borrowers, the guarantor party thereto, the lenders party thereto, and Bank of America, N.A., as administrative agent and collateral agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 10, 2020	UNITI GROUP INC.

	By:	/s/ Daniel L. Heard
		Name:	Daniel L. Heard
		Title:	Executive Vice President - General Counsel and Secretary